Exhibit 4.4
PIKE ELECTRIC CORPORATION
Option Award Agreement
for 2008 Omnibus Incentive Compensation Plan
     THIS OPTION AWARD AGREEMENT (this “Award Agreement”) is entered into as of [Date] by and between Pike Electric Corporation, a Delaware corporation (the “Company”), and [Employee] (“Recipient”) pursuant to the Pike Electric Corporation 2008 Omnibus Incentive Compensation Plan (the “Plan”).
Statement of Purpose
     Recipient has a relationship with the Company or an Affiliate as an employee, officer, director or consultant thereof (as applicable, the “Relationship”). This Award Agreement sets forth the terms and conditions of the award of an option to purchase shares of the Company’s Common Stock, $0.001 par value (“Share”).
     NOW, THEREFORE, in consideration of the foregoing and the covenants hereinafter set forth, the Company and Recipient agree as follows:
     SECTION 1. Grant of Option. The Company hereby grants to Recipient the right (the “Option”) to purchase up to a maximum of [Number] Shares, at an exercise price of $[_.___] per Share (the “Exercise Price”). The Option and the right to purchase all or any portion of the Shares covered by the Option are subject to the terms and conditions stated in this Award Agreement and the Plan, which are incorporated into this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. Unless otherwise stated herein, in the event of any conflict between the terms of this Award Agreement and the terms of any employment or other agreement between Recipient and the Company or an Affiliate, the terms of such agreement will govern. The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     SECTION 2. Definitions. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Plan. The following terms have the meanings set forth below:
     “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
     “Cause” has the meaning set forth in the employment or other agreement between Recipient and the Company or an Affiliate or, in the absence thereof, shall mean (i) Recipient’s fraud, embezzlement or misappropriation with respect to the Company or its Affiliates, (ii) Recipient’s material breach of this Agreement or any other agreement between recipient and the Company or an Affiliate which is not cured within 15 days (or any shorter cure period in such other agreements) after Recipient’s receipt of written notice thereof from the Company or an Affiliate, (iii) Recipient’s breach of fiduciary duties to the Company, its Affiliates or their stockholders, (iv) Recipient’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, (v) alcohol or substance abuse by Recipient, or (vi) Recipient’s willful or negligent misconduct that has a material adverse effect on the property or business of the Company or an Affiliate.
     “Disability” has the meaning set forth in any long-term disability plan of the Company or an Affiliate in which Recipient participates or, in the absence thereof, shall mean the inability of Recipient, due to the condition of Recipient’s physical, mental or emotional health, effectively to perform Recipient’s duties with the Company or an Affiliate consistent with Recipient’s Relationship with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by a physician retained by the Company (and Recipient hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records).
     “Vesting Date” means the date on which Recipient’s rights with respect to all or a portion of the Option subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 4(a) of this Award Agreement.
     SECTION 3. Term of Option. The Option, and Recipient’s right to exercise the Option, shall terminate when the first of the following occurs:
          (a) the termination of this Agreement and the Option pursuant to Section 7 of the Plan;
          (b) the expiration of ten (10) years from the date hereof;
          (c) the date of termination of Recipient’s Relationship for Cause; or
          (d) 90 days after the date of termination of Recipient’s Relationship for any reason other than Cause unless such termination results from Recipient’s death or Disability or Recipient dies within 90 days after the date of termination of Recipient’s Relationship with the Company, in which case this Award Agreement and the Option shall terminate 180 days after the date of termination of Recipient’s Relationship.
     SECTION 4. Vesting and Exercise.
          (a) Vesting. On each Vesting Date set forth below, Recipient’s rights with respect to the number of Shares subject to the Option that corresponds to such Vesting Date, as specified in the chart below, shall become vested and may be exercised, provided that Recipient must continue to have its Relationship with the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in an employment or other agreement between Recipient and the Company or an Affiliate.

Vesting Date	Percentage of Award Vested on Vesting Date (%)	Number of Shares Subject to Option Vesting on Vesting Date (#)

          (b) Exercise of Option. An Option, to the extent vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the Company (i) of a written or electronic notice, complying with the applicable procedures established by the Committee or the

Company, stating the number of Shares with respect to which the Option is thereby exercised and (ii) full payment of the aggregate Exercise Price for the Shares with respect to which the Option is thereby exercised in accordance with Section 6(b) of the Plan. The notice shall be signed by Recipient or any other person then entitled to exercise the Option. Upon exercise and full payment of the Exercise Price for Shares with respect to which the Option is thereby exercised, the Company shall deliver to Recipient or Recipient’s legal representative such Shares for which Recipient has exercised and paid.
     SECTION 5. Termination of Relationship. Unless the Committee determines otherwise, and except as otherwise provided in an employment or other agreement between Recipient and the Company or an Affiliate, Recipient’s rights with respect to any unvested Shares subject to an Option awarded under this Award Agreement, including any payments or benefits related thereto, shall terminate upon the termination of Recipient’s Relationship; provided, however, that the termination of Recipient’s Relationship as a result of Recipient’s death or Disability shall automatically accelerate the vesting of the Option in full, and the Option shall be exercisable as set forth in Section 4 above as to the full number of Shares subject to the Option until the first to occur of the events set forth in Section 3 above.
     SECTION 6. No Rights as a Stockholder. Prior to the Vesting Date of Shares covered by the Option and Recipient’s exercise of his or her right to purchase such Shares, Recipient shall not be entitled to exercise any voting rights with respect to such Shares and shall not be entitled to receive dividends or other distributions with respect thereto.
     SECTION 7. Non-Transferability of Option. Unless otherwise provided by the Committee in its discretion, all or any portion of an Option may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an Option in violation of the provisions of this Section 7 and Section 9(a) of the Plan shall be void.
     SECTION 8. Withholding, Consents and Legends.
          (a) Withholding. The delivery of Shares pursuant to Section 4(b) is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. If the Company does not withhold or deduct any amounts for taxes, Recipient shall be solely responsible for the payment of any Federal, state, local or other applicable taxes in respect of the amounts payable to Recipient under this Agreement.
          (b) Consents. Recipient’s rights in respect of an Option are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, Recipient’s consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
          (c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which Recipient may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
     SECTION 9. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     SECTION 10. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
     SECTION 11. Dispute Resolution.
          (a) Jurisdiction and Venue. Notwithstanding any provision in an employment or other agreement between Recipient and the Company or an Affiliate, Recipient and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. Recipient and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. Recipient and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which Recipient has submitted to jurisdiction in this Section 11(a). Recipient and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) Waiver of Jury Trial. Recipient and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of Recipient may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
          (c) Confidentiality. Recipient hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that Recipient may disclose information concerning such dispute to the court that is considering such dispute or to Recipient’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
     SECTION 12. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Pike Electric Corporation 100 Pike Way Mt. Airy, NC 27030

If to Recipient:	________________________ ________________________ ________________________ ________________________
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
     SECTION 13. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.
     SECTION 14. No Employment. Nothing contained in this Award Agreement shall confer, intend to confer or imply any rights to an employment or other relationship or rights to a continued employment or other relationship with the Company or its Affiliates in favor of Recipient or limit the ability of the Company or its Affiliates to terminate, with or without cause, in its sole and absolute discretion, the Relationship with Recipient, subject to the terms of any written employment or other agreement between Recipient and the Company or an Affiliate.
     SECTION 15. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair Recipient’s rights under this Award Agreement shall not to that extent be effective without Recipient’s consent. Notwithstanding the foregoing, this Award Agreement and the Option shall be subject to the provisions of Section 7 of the Plan, including being subject to amendment by the Company by action of the Board or the Committee without the consent of Recipient for purposes of maintaining compliance with Section 409A of the Code.
     SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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[signatures on follow page]

     IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

RECIPIENT:

COMPANY:

PIKE ELECTRIC CORPORATION

By:

Name:

Title: